Exhibit 5.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

Direct Dial Number	E-mail Address

January 13, 2026

The Toronto-Dominion Bank

TD Bank Tower

Toronto-Dominion Centre

Toronto, Ontario M5K 1A2

Canada

To the Addressee Stated Above:

We have acted as U.S. counsel to The Toronto-Dominion Bank, a bank chartered under the Bank Act (Canada) (the “Bank”), in connection with the Registration Statement on Form F-3 (File No. 333-283969) filed by the Bank with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), as it became effective under the Securities Act (the “Registration Statement”), relating to the issuance by the Bank of (i) US$1,000,000,000 aggregate principal amount of 3.913% Senior Medium-Term Notes, Series F, due 2028 (the “2028 Fixed Rate Notes”), (ii) US$600,000,000 aggregate principal amount of Floating Rate Senior Medium-Term Notes, Series F, due 2028 (the “Floating Rate Notes”) and (iii) US$900,000,000 aggregate principal amount of 4.411% Senior Medium-Term Notes, Series F, due 2031 (the “2031 Fixed Rate Notes” and, together with the 2028 Fixed Rate Notes and the Floating Rate Notes, the “Notes”). The Notes will be issued under an Indenture, dated as of June 30, 2006 (the “Base Indenture”), between the Bank and The Bank of New York Mellon, as Trustee (the “Trustee”), as supplemented by a First Supplemental Indenture, dated as of September 24, 2018 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

BEIJING BOSTON BRUSSELS HONG KONG HOUSTON LONDON LOS ANGELES LUXEMBOURG PALO ALTO SÃO PAULO TOKYO WASHINGTON, D.C.

The Toronto-Dominion Bank	2	January 13, 2026

We have examined the Registration Statement, the Indenture, the Terms Agreement, dated January 6, 2026, among the Bank and the agents named therein, which incorporates by reference certain provisions of the Distribution Agreement, dated February 26, 2025, between the Bank and TD Securities (USA) LLC (the “Distribution Agreement”) and a duplicate of the global master note representing the Notes. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Bank, and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

In rendering the opinion set forth below, we have further assumed that (1) the Bank is validly existing and in good standing under Canadian law and has duly authorized, executed, issued and delivered the Distribution Agreement, the Indenture and the Notes, as applicable, in accordance with the Bank Act (Canada), the Bank’s by-laws and Canadian law, (2) the execution, issuance, delivery and performance by the Bank of the Distribution Agreement, the Indenture and the Notes, as applicable, do not constitute a breach or violation of the Bank Act (Canada) or the Bank’s by-laws, or violate Canadian law or the law of any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York or the federal law of the United States) and (3) the execution, issuance, delivery and performance by the Bank of the Distribution Agreement, the Indenture and the Notes, as applicable, do not constitute a breach or default under any agreement or instrument which is binding upon the Bank.

The Toronto-Dominion Bank	3	January 13, 2026

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming the due authentication thereof by the Trustee and upon payment and delivery in accordance with the Distribution Agreement, the Notes will constitute valid and legally binding obligations of the Bank enforceable against the Bank in accordance with their terms; provided that we express no opinion with respect to Section 1.02 of the First Supplemental Indenture or the provisions of the Notes relating to the Bail-in Regime (as such term is defined in the Indenture) that, under the terms of the Notes, are governed by the law of the Province of Ontario and the federal law of Canada applicable therein.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

In connection with Section 12.05 of the Base Indenture whereby the parties submit to the jurisdiction of the courts of the United States of America in the Borough of Manhattan in the City of New York, we note the limitations of 28 U.S.C. Sections 1331 and 1332 on subject matter jurisdiction of the U.S. federal courts. In connection with the provisions of Section 12.05 of the Base Indenture which relate to forum selection (including, without limitation, any waiver of any

The Toronto-Dominion Bank	4	January 13, 2026

objection to venue or any objection that a court is an inconvenient forum), we note that under N.Y.C.P.L.R. Section 510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. Section 1404(a) a United States District Court has discretion to transfer an action from one U.S. federal court to another, and we also note that a New York State court and a U.S. district court may dismiss an action on the ground that such court is an improper venue or inconvenient forum. We note that the recognition and enforcement in New York State courts or U.S. federal courts sitting in the State of New York of a foreign judgment obtained against the Bank is subject to the Uniform Foreign Country Money-Judgments Recognition Act (53 N.Y.C.P.L.R. Section 5301, et seq.).

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States. We understand that you will be relying with respect to all matters of Canadian law on the opinion of McCarthy Tétrault LLP, Canadian counsel to the Bank, dated the date hereof.

We hereby consent to the filing of this opinion letter as an exhibit to a Report on Form 6-K of the Bank filed with the Commission and to the incorporation by reference of this opinion into the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP SIMPSON THACHER & BARTLETT LLP